Exhibit 99.1

Tucows Reports Continuing Strong Financial Results

for First Quarter of 2017

– Quarter Features Outsized Customer and Revenue Growth On Domains and Ting Mobile Alongside Solid Financial Performance -

TORONTO, May 9, 2017 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2017. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended March 31
	2017 (Unaudited)	2016 (Unaudited)	% Change
Net revenue	69,568	44,746	55%
Net income	2,446	4,438	-45%
Basic Net earnings per common share	0.23	0.42	-45%
Adjusted EBITDA[1]	6,196	7,318	-15%
Net cash provided by operating activities	2,402	5,615	-57%

1.

This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table. Tucows has revised its definition of Adjusted EBITDA as detailed in the description below and the table reconciling Adjusted EBITDA to GAAP net income.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended March 31		3 Months ended March 31
	2017 (Unaudited)	2016 (Unaudited)	2017 (Unaudited)	2016 (Unaudited)
Network Access Services:
Mobile Services	17,963	16,107	8,396	7,549
Other Services	1,138	891	295	504
Total Network Access Services	19,101	16,998	8,691	8,053

Domain Services:
Wholesale
Domain Services	39,092	21,258	4,629	3,615
Value Added Services	4,057	2,299	3,499	1,820
Total Wholesale	43,149	23,557	8,128	5,435

Retail	6,402	3,451	2,784	1,872
Portfolio	916	740	655	580
Total Domain Services	50,467	27,748	11,567	7,887

Network Expenses:
Network, other costs	-	-	(2,343)	(1,233)
Network, depreciation and amortization costs	-	-	(971)	(358)
Total Network expenses	-	-	(3,314)	(1,591)

Total revenue/gross margin	69,568	44,746	16,944	14,349

“During the first quarter of 2017 we successfully began integrating Enom into our domain business and we successfully migrated over 20,000 mobile customers to Ting from RingPlus. We also continued to deploy significant resources to develop our Ting Internet operations and to invest in building out our Ting Fiber network. With a solid quarter behind us, I am pleased to report that we remain on track to meet our adjusted EBITDA goal of $50 million less $8 million of acquisition related non-cash impacts for fiscal 2017,”2 said Elliot Noss, President and Chief Executive Officer, Tucows Inc.

“Revenue for first quarter grew 55% year-over year to $69.6 million. Net deferred revenues increased in the first quarter of 2017 by $4.8 million primarily due to the Enom acquisition. Prior to the second quarter of 2016, this amount would have been included in our then adjusted EBITDA definition. Overall, we are delighted with how each of our businesses executed against core strategies. Domains took steps toward scale and efficiency, Ting Mobile grew and Ting Internet improved and invested in fiber network expansion, systems and people,” added Mr. Noss. “With our sound financial position and our significant cash flows, we remain well positioned for sustainable growth and continued investment in our strategic priority, building fiber.”

Financial Results

Net revenue for the first quarter of 2017 increased 55% to $69.6 million from $44.7 million for the first quarter of 2016. The first quarter’s results only include the contribution from Enom’s operations since January 20, 2017, the date the acquisition was completed.

Net income for the first quarter of 2017 decreased to $2.4 million, or $0.23 per share, from $4.4 million, or $0.42 per share, for the first quarter of 2016. Adjusted EBITDA1 for the first quarter of 2017 decreased to $6.2 million from $7.3 million for the first quarter of 2016. The first quarter of 2017 was impacted by the effect of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Enom acquisition which lowered adjusted EBITDA by $1.4 million and is a portion of the $4.8 million net deferred revenue change noted above. The first quarter of 2016 benefited from $0.4 million reversal of an overachievement bonus accrual for 2015 that was no longer required and a foreign exchange gain of $0.4 million that was not repeated.

Cash and cash equivalents at the end of the first quarter of 2017 decreased slightly to $15.0 million compared with $15.1 million at the end of the fourth quarter of 2016 and $10.0 million at the end of the first quarter of 2016.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically disclose and discuss a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

Prior year Adjusted EBITDA amounts presented herein have been recast to reflect adjusted EBITDA definitional changes described in the Company’s Form 10-Q Quarterly Report for the three months ended September 30, 2016.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	Three months ended March 31
	2017 (unaudited)	2016 (unaudited)
Net income for the period	2,446	4,438
Depreciation of property and equipment	757	420
Amortization of intangible assets	1,761	69
Impairment of intangible assets	-	21
Interest expense, net	868	46
Provision for income taxes	(125)	1,906
Stock-based compensation	318	200
Unrealized loss (gain) on change in fair value of forward contracts	(18)	(243)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(193)	461
Acquisition and transition costs[1]	382	-

Adjusted EBITDA	6,196	7,318

1 Acquisition and transition costs represent non-recurring costs incurred in connection with the acquisition of eNom, Incorporated in January 2017. These costs are primarily comprised of professional fees for legal, accounting and other services.

During 2016, the Company identified an immaterial error that affects the classification of certain marketing program costs. Prior to the third quarter of fiscal 2016, the Company recorded the cost for certain marketing credits as Sales and marketing expense which should have been recorded as a reduction in Net revenue. The discussion presented here correctly reflect these marketing credits as a reduction in Net Revenues for all current and comparative periods. This resulted in a decrease in Net Revenues, and a corresponding decrease in Sales and marketing expenses of $0.9 million for the three months ended March 31, 2016.

2. 2017 adjusted EBITDA goal

The adjusted EBITDA goal information discussed above is a non-GAAP financial measure. Because we are unable to predict certain potentially material items affecting net income on a GAAP basis at this time, principally the amount deferred revenue will be reduced by the impact of purchasing accounting on historical deferred revenue, we cannot reconcile the estimated adjusted EBITDA for future years, a non-GAAP measure, to net income, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

Conference Call

Tucows management will host a conference call today, Tuesday, May 9, 2017 at 5:00 p.m. (ET) to discuss the Company’s first quarter 2017 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 16809774 followed by the pound key. The telephone replay will be available until Tuesday, May 16, 2017 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 29 million domain names and millions of value-added services through a global reseller network of over 40,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Michael Goldstein

(416) 538-5451

mgoldstein@tucows.com